Exhibit 99

1201 South Second Street
Milwaukee, WI 53204
www.rockwellautomation.com
News Release

Contact	Media contact: Darice Brown Rockwell Automation 414.382.4852 DLBrown@ra.rockwell.com	Investor Relations contact: Patrick Goris Rockwell Automation 414.382.8510 PPGoris@ra.rockwell.com

Rocky Flats Case Settled

MILWAUKEE, May 19, 2016 — The parties agreed yesterday to settle Cook v. Rockwell International, a case that has been pending since 1990 related to the U.S. Department of Energy’s (DoE) Rocky Flats plant in Colorado. From 1975 to 1989, Rockwell International operated the Rocky Flats plant for the DoE. Under the settlement agreement, which is subject to court approval, Rockwell Automation and Dow Chemical will pay $375 million to resolve the claims of a class of landowners near Rocky Flats. Rockwell Automation expects that it will be indemnified for its obligations under the settlement.
Rockwell Automation’s portion of the settlement is $243,750,000, the bulk of which is expected to be payable in June or July of 2017. The DoE has authorized the settlement. Under Rockwell International’s contract and federal law, it is entitled to indemnification by the DoE for the settlement amount. Rockwell Automation expects to be paid or reimbursed for the full cost of the settlement, either before or after Rockwell Automation must pay amounts due under the settlement. Rockwell Automation will promptly pursue the process of receiving payment from DoE; however, it is uncertain whether the government indemnification and reimbursement process will be completed by the time payment will be due. Given its cash and credit resources, Rockwell Automation does not believe that the matter will have a material adverse effect on its financial condition.
When Rockwell International was acquired by Boeing in 1996, Rockwell Automation agreed to indemnify Boeing for Rockwell International’s liabilities related to Rocky Flats and received the benefits of Rockwell International’s corresponding indemnity rights against DoE.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs approximately 22,000 people serving customers in more than 80 countries.
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